Exhibit 99. (d)(20)(A)

John Hancock Funds II

AMENDMENT TO SUBADVISORY AGREEMENT

WELLS CAPITAL MANAGEMENT, INCORPORATED

AMENDMENT made as of this 1st day of July, 2018 to the Subadvisory Agreement dated January 1, 2014 (the "Agreement"), as amended, between John Hancock Advisers, LLC, a Delaware limited liability company (the "Adviser"), and Wells Capital Management, Incorporated (the "Subadvisor"). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	CHANGE IN APPENDIX A

Appendix A of the Agreement relating to compensation of the Subadvisor shall be deleted and replaced by the attached Appendix A.

2.	EFFECTIVE DATE

This Amendment shall become effective with on the later to occur of: (i) approval of the Amendment by the Board of Trustees of John Hancock Funds II and (ii) execution of the Amendment.

(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK ADVISERS, LLC

By: /s/ Leo Zerilli
Name: Leo Zerilli
Title: Senior Vice President and
Chief Investment Officer

WELLS CAPITAL MANAGEMENT, INCORPORATED

By: /s/ Jennifer L. Kelliher
Name: Jennifer L. Kelliher
Title: Client Service Manager.

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APPENDIX A

The Subadviser shall serve as investment subadvisor for each Portfolio of the Trust listed below. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to each Portfolio, the fee computed separately for such Portfolio at an annual rate as follows (the "Subadviser Fee"):

Portfolio	First $200 million of Aggregate Net Assets*	Between $200 million and $400 million of Aggregate Net Assets*	Between S400 million and $1 billion of Aggregate Net Assets*	Between $1 billion and $2 billion of Aggregate Net Assets .*	Excess Over $2 billion of Aggregate Net Assets*
Core Bond Fund	xxxx%	xxxx%	xxxx%	xxxx%	xxxx%

Portfolio	First $200 million of Aggregate Net Assets*	Between $200 million and $400 million of Aggregate Net Assets*	Excess Over $400 million of Aggregate Net Assets*
U.S. High Yield Fund	xxxx%	xxxx%	xxxx%

*The term Aggregate Net Assets includes the net assets of a Portfolio of the Trust. It also includes with respect to each Portfolio the net assets of one or more other portfolios as indicated below, but in each case only for the period during which the Subadviser for the Portfolio also serves as the subadviser for the other portfolio(s). For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee, the net assets of the Portfolio and each other portfolio of the Trust are determined us of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund arc determined as of the close of business on the previous business clay of that fund.

Trust Portfolio(s)	Other Portfolio(s)
Core Bond Fund	Core Bond Trust, a series of John Hancock T rust
U.S. High Yield Fund	U.S. High Yield Trust, a series of John Hancock Trust

The Subadviser Fee for a Portfolio shall be based on the applicable annual fee rate for the Portfolio which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) Aggregate Net Assets (the " Applicable Annual Fee Rate"). The Subadviser Fee for each Portfolio shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month. The daily fee accruals will be computed by multiplying the fraction of one over the number of

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calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Portfolio. The Adviser shall provide Subadviser with such information as Subudviser may reasonably request supporting the calculation of the tees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser.

If, with respect to any Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of ,my month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.

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